Exhibit 10.30

EXPLANATORY NOTE: “*” INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN

OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

FIFTH LOAN MODIFICATION AGREEMENT

This Fifth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of February 29, 2008, by and between SILICON VALLEY BANK, a California-chartered bank, with a loan production office located at 230 W. Monroe, Suite 720, Chicago, Illinois 60606 (“Bank”) and STEREOTAXIS, INC., a Delaware corporation with its chief executive office located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of April 30, 2004, evidenced by, among other documents, a certain Loan and Security Agreement dated as of April 30, 2004, between Borrower and Bank, as amended by a First Loan Modification Agreement dated as of November 3, 2004, between Borrower and Bank, as amended by a Second Loan Modification Agreement dated as of November 8, 2005, between Borrower and Bank, as amended by a Third Loan Modification Agreement dated as of March 12, 2007, between Borrower and Bank, and as further amended by a Fourth Loan Modification Agreement dated as of December 26, 2007, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.	DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following subsection (c) appearing in Section 2.1.1 thereof:

“(c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the aggregate of the Prime Rate, and three-quarters of one percent (.75%); provided, however, if Borrower maintains an Adjusted Quick Ratio equal to or greater than 1.75 to 1.0 at all times during any calendar month, then commencing on the first calendar day following such calendar month, the interest rate shall be reduced to a floating per annum rate equal to the aggregate of the Prime Rate and one-quarter of one percent (.25%) for such calendar month and for each calendar month thereafter in which Borrower’s Adjusted Quick Ratio is equal to or greater than 1.75 to 1.0 at all times.”

and inserting in lieu thereof the following:

“(c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the aggregate of the Prime Rate, and three-quarters of one percent (.75%); provided, however, if Borrower maintains an Adjusted Quick Ratio equal to or greater than 1.75 to 1.0 at all times during any calendar month, then commencing on the first calendar day following such calendar month, the interest rate shall be reduced to a floating per annum rate equal to the aggregate of the Prime Rate and one-quarter of one percent (.25%) for such calendar month and for each calendar month thereafter in which Borrower’s Adjusted Quick Ratio is equal to or greater than 1.75 to 1.0 at all times. Notwithstanding the foregoing, commencing on the 2008 Closing Date the principal amounts outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of: (i) the aggregate of the Prime Rate and one percent (1.0%), and (ii) seven percent (7.0%).”

2.	The Loan Agreement shall be amended by inserting the following new provision to appear as Section 2.1.4.5:

“2.1.4.5 Guaranteed Line.”

(a) Availability. Subject to the terms of this Agreement, Bank shall make Guaranteed Advances not exceeding the Guaranteed Line. Each Guaranteed Advance must be in an amount equal to at least One Million Dollars ($1,000,000). The Borrower may not make any principal repayments under the Guaranteed Line without the prior written consent of the Bank. Amounts repaid pursuant to the foregoing may be reborrowed prior to the Guaranteed Line Maturity Date. In the event that any principal payments are made toward the Guaranteed Line without the prior written consent of the Bank, the Bank may re-advance such amounts hereunder as if such repayment had not been made.

(b) Borrowing Procedure. Subject to the prior satisfaction of all other applicable conditions to the making of the Guaranteed Advance, set forth in this Agreement, including without limitation, Section 3.2(c), to obtain a Guaranteed Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 3:00 pm Eastern time twenty-one (21) Business Days before the day on which the Guaranteed Advance is to be made. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank: (i) by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee, (ii) each of the Guaranteed Line Closing Deliverables, and (iii) the Guaranteed Line Fee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit the Guaranteed Advances to the Borrower’s deposit account.

(c) Interest Rate. Subjection to Section 2.3(a), the principal amounts outstanding under the Guaranteed Line shall accrue interest at a floating per annum rate equal to the greater of: (i) the Prime Rate, and (ii) six percent (6.0%).

(d) Termination; Repayment. The Guaranteed Line terminates on the Guaranteed Line Maturity Date, when the principal amount of the Guaranteed Advances, the unpaid interest thereon, and all other Obligations relating to the Guaranteed Line shall be immediately due and payable.”

3.	The Loan Agreement shall be amended by deleting the following provision appearing as Section 2.2 thereof:

“2.2 Overadvances. If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (i) the Revolving Line or (ii) the aggregate of (A) the Borrowing Base, plus (B) the Permitted Overadvances, Borrower shall immediately pay to Bank in cash such excess.”

and inserting in lieu thereof the following:

“2.2 Overadvances. If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3, and 2.1.4 exceed the lesser of either (i) the Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess (or cash secure any Contingent Obligations pursuant to Section 2.1.2, 2.1.3, and 2.1.4.). In addition, the total Credit Extensions outstanding at any time shall not exceed Thirty Million Dollars ($30,000,000).”

4.	The Loan Agreement shall be amended by inserting the following text to appear at the end of Section 2.3(b) thereof:

“ In addition, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to one (1) Business Days interest, at the interest rate applicable to the Credit Extensions, on all payments received by Bank. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s deposit account for the amount of any item of payment which is returned to Bank unpaid.”

5.	The Loan Agreement shall be amended by deleting the following provision appearing as Section 2.4(g) thereof:

“(g) Unused Revolving Line Facility Fee. In addition to the foregoing, as compensation for Bank’s maintenance of sufficient funds available for such purpose, Bank shall have earned a fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid quarterly, in arrears, on a calendar year basis, in an amount equal to 0.375% per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the within Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder.”

and inserting in lieu thereof the following:

“(g) Unused Revolving Line Facility Fee. In addition to the foregoing, as compensation for Bank’s maintenance of sufficient funds available for such purpose, Bank shall have earned a fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid quarterly, in arrears, on a calendar year basis, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the within Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder.”

6.	The Loan Agreement shall be amended by inserting the following new provisions to appear as subsections (h), and (i) of Section 2.4 entitled “Fees”:

“(h) Collateral Handling Fee. Borrower will pay to Bank a collateral handling fee equal to One Thousand Dollars ($1,000) per month, which fee shall be paid monthly, in arrears, on the first calendar day of each month (the “Collateral Handling Fee”); and

(i) Guaranteed Line Fee. The Guaranteed Line Fee, when due hereunder.”

7.	The Loan Agreement shall be amended by inserting the following new provision to appear as Section 3.2(c) thereof:

“(c) for each Guaranteed Advance, receipt by Bank of: (i) the Guaranteed Line Closing Deliverables, in form and substance satisfactory to Bank, and (ii) the Guaranteed Line Fee.”

8.	The Loan Agreement shall be amended by deleting the following provision appearing as Section 6.2(d) thereof:

“(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.

and inserting in lieu thereof the following:

“(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than twice every twelve (12) months unless a Default or an Event of Default has occurred and is continuing. The charge for each audit shall not exceed Seven Hundred Fifty Dollars ($750.00) (or such higher amount as shall represent Bank’s then-current standard charge for the same), per person, plus out of pocket expenses.”

9.	The Loan Agreement shall be amended by inserting the following to appear at the end of Section 6.2 thereof:

“Notwithstanding the foregoing, in the event that the sum of unrestricted cash at Bank plus the Availability Amount is less than Ten Million Dollars ($10,000,000)): (i) Borrower shall be required to provide Bank with a Transaction Report (and any schedules related thereto) on a weekly basis; and (ii) all proceeds collected in the Lockbox shall be applied to all outstanding Obligations on a daily basis, in accordance with the term of this Agreement. In addition to the foregoing, commencing on the first day of the month, following the month in which Borrower provides Bank with evidence that it has maintained unrestricted cash at Bank plus the Availability Amount in an amount equal to Ten Million Dollars ($10,000,000) for a period of forty-five (45) consecutive days, Borrower shall be required to provide Bank with a monthly Borrowing Base Certificate as set forth in Section 6.2(b) above.”

10.	The Loan Agreement shall be amended by deleting Section 6.7 entitled “Financial Covenants” in its entirety and inserting in lieu thereof there following:

“6.7 Financial Covenants. Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:

(a) Tangible Net Worth. Borrower shall maintain a Tangible Net Worth of at least (i) $* for *and (ii) (A) $* for *; (B) $* for *; (C) $* for *; (D) $* (E) * for *; (F) $* for *; (G) * for * and (H) * for *.”

11.	The Loan Agreement shall be amended by inserting the following new provision to appear as Section 6.9 thereof:

“6.9 Guarantor Liquidity. At all times, Guarantor shall have Callable Capital in an aggregate amount of at least two (2) times Guarantor Obligations, tested on a quarterly basis.

12.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“Borrowing Base” is (i) eighty percent (80.0%) of Eligible Accounts plus (ii) eighty percent (80.0%) of Eligible Foreign Accounts (which percentage shall be reduced to forty-percent (40.0%) for any period in which Borrower’s Adjusted Quick Ratio is less than 1.75 to 1.0 ), plus (iii) the lesser of forty percent (40.0%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or fifty percent (50.0%) of the aggregate Eligible Accounts and Eligible Foreign Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.”

“Credit Extensions” is each Advance, Equipment Advance, 2005 Equipment Advance, 2007 Equipment Advance, Letter of Credit, F/X Forward Contract, or any other extension of credit by Bank for Borrower’s benefit.”

“Guarantor” is any present or future guarantor of the Obligations.

““Revolving Maturity Date” is March 10, 2009.

“Revolving Line” is an Advance or Advances of up to Twenty-Five Million Dollars ($25,000,000.00) (including Permitted Overadvances) outstanding at any time.”

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, minus (ii) Total Liabilities, plus (iii) Subordinated Debt.”

and inserting in lieu thereof the following:

“Borrowing Base” is (i) eighty percent (80.0%) of Eligible Accounts plus (ii) seventy percent (70.0%) of Eligible Foreign Accounts (which percentage shall be reduced to forty-percent (40.0%) for any period in which Borrower’s Adjusted Quick Ratio is less than 1.75 to 1.0 ), plus (iii) the lesser of forty percent (40.0%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or fifty percent (50.0%) of the aggregate Eligible Accounts and Eligible Foreign Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Credit Extensions” is each Advance, Equipment Advance, 2005 Equipment Advance, 2007 Equipment Advance, Letter of Credit, F/X Forward Contract, Guaranteed Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Guarantor” is any present or future guarantor of the Obligations, including without limitation, Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling Beteiligungs GmbH & Co. KG, Sanderling VI Limited Partnership, and Alafi Capital Company, LLC.

“Revolving Maturity Date” is March 31, 2009.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Thirty Million Dollars ($30,000,000.00) outstanding at any time.

“Tangible Net Worth” is, on any date, the total assets of Borrower minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts capitalized receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt, plus without duplication (d) the aggregate amount of outstanding Guaranteed Advances.”

13.	The Loan Agreement shall be amended by inserting the following definitions to appear alphabetically in Section 13.1 thereof:

““2008 Closing Date” is                  , 2008.

“Callable Capital” is the remaining amount of capital, excluding capital attributable to Defaulting Partners, which Guarantor would be able to obtain from the General Partner and the Limited Partners, without condition, upon proper issuance of capital call notices in accordance with the Partnership Agreement

“Collateral Handling Fee” is defined in Section 2.4(h).

“Defaulting Partner” is the General Partner or any Limited Partner of a Guarantor who has previously failed to comply with any portion of a capital call made by such Guarantor unless: (i) such failure has been cured, or (ii) such Guarantor has substituted the Defaulting Partner with another partner, in accordance with the Partnership Agreement, who is in compliance with all of the terms of the Partnership Agreement

“General Partner” means the general partner of any Guarantor.

“Guaranteed Advance” or “Guaranteed Advances” is a loan advance (or advances) under the Guaranteed Line.

“Guaranteed Line” is a Guaranteed Advance or Guaranteed Advances of up to Ten Million Dollars ($10,000,000).

“Guaranteed Line Closing Deliverables” shall mean each of the following, each in a form acceptable to each Guarantor and Bank, for each Guarantor: (i) Unconditional Guaranty, together with the completed Resolutions for the subject Guaranteed Advance; (ii) Operating Documents; (iii) consolidated balance sheet and income statement covering such Guarantor’s consolidated operations, together with valuation schedules for such Guarantor’s portfolio companies; (iv) list of Limited Partners; (v) statement of current Callable Capital; and (vi) other financial information reasonably requested by Bank.

“Guaranteed Line Fee” shall be an additional fee payable to Bank in an amount equal to Five Thousand Dollars ($5,000.00), for each Guaranteed Advance.

“Guaranteed Line Maturity Date” is March 31, 2009.

“Guarantor Obligations” are the aggregate amount of all of Guarantor’s Indebtedness.

“Limited Partners” means, for each Guarantor, the limited partners set forth in the Partnership Agreement for such Guarantor, as the same may be amended from time to time.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Funding Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto. “

“Partnership Agreement” means, for each Guarantor, that certain Limited Partnership Agreement, as amended, by and among the Limited Partners and the General Partner for such Fund.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Unconditional Guaranty” means that certain unconditional guaranty executed by Guarantor in favor of Bank, in form and substance acceptable to Bank and Guarantor, in the sole discretion of Bank and such Guarantor.”

14.	The Borrowing Base Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Borrowing Base Certificate attached as Exhibit A hereto.

15.	The Compliance Certificate appearing as Exhibit D to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit B hereto.

4. FEES. Borrower shall pay to Bank a modification fee equal to One Hundred Fifty Thousand Dollars ($150,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. The Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. APPLICATION OF PAYMENTS AND PROCEEDS. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

6. RATIFICATION OF NEGATIVE PLEDGE AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Negative Pledge Agreement dated as of April 30, 2004, between Borrower and Bank, and acknowledges, confirms and agrees that said Negative Pledge Agreement, shall remain in full force and effect.

7. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of April 30, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

STEREOTAXIS, INC.		SILICON VALLEY BANK

By:	/s/ James M. Stolze	By:	/s/ Michael Kohnen
Name:	James M. Stolze	Name:	Michael Kohnen
Title:	V.P. and CFO	Title:	Deal Team Leader

EXHIBIT A

BORROWING BASE CERTIFICATE

Borrower:	Stereotaxis, Inc.
Lender:	Silicon Valley Bank
Commitment Amount: $30,000,000.00

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of	$
2.	Additions (please explain on reverse)	$
3.	TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 120 days due	$
5.	Siemens accounts over 180 days due and are 60 day past due
6.	Balance of 50% over 120 day accounts (except Siemens accounts over 180 days due and are 60 day past due)	$
7.	Credit balances over 90 days	$
8.	Concentration Limits (in excess of $2,000,000.00 for individual account debtors, except Siemens in excess of $3,000,000.00)	$
9.	Foreign Accounts
10.	Governmental Accounts	$
11.	Contra Accounts	$
12.	Promotion or Demo Accounts	$
13.	Intercompany/Employee Accounts	$
14.	Other (please explain on reverse)	$
15.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
16.	Eligible Accounts (#3 minus #15)	$
17.	LOAN VALUE OF ACCOUNTS ( 80% of #16)	$

ELIGIBLE FOREIGN ACCOUNTS
18.	Eligible Foreign Accounts	$
19.	LOAN VALUE OF ELIGIBLE FOREIGN ACCOUNTS (70% of #18, which shall be reduced to 40% of #18, if AQR <1.75: 1.0)	$

INVENTORY
20.	Inventory Value as of	$
21.	LOAN VALUE OF INVENTORY (lesser of 40% of #20 or 50% of #17 plus #19)	$

BALANCES
22.	Maximum Loan Amount	$
23.	Total Funds Available (Lesser of #22 or (#17 plus #19 and #21)	$
24.	Present balance owing on Line of Credit	$
25.	Outstanding under Sublimits (L/C, FX Contract, Cash Mgt. )	$
26.	RESERVE POSITION (#23 minus #24 and #25)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY

COMMENTS:		Received by:
By:			AUTHORIZED SIGNER
	AuthorizedSigner	Date:
Verified:
AUTHORIZED SIGNER
Date:
		Compliance Status:	Yes No

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK

FROM: STEREOTAXIS, INC.

The undersigned authorized officer of Stereotaxis, Inc., (“Responsible Officer”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Responsible Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Responsible Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Monthly financial statements with CC	Monthly within 30 days		Yes	No
Annual (CPA Audited) with CC	FYE within 120 days		Yes	No
Inventory Report	Monthly within 30 days		Yes	No
BBC A/R Agings	Monthly within 30 days		Yes	No
Audit	Annually		Yes	No
Bookings/Backlog Report	Monthly within 30 days		Yes	No
Cash Balance/GAAP Balances (at Abn Ambro)	Monthly within 30 days		Yes	No

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Tangible Net Worth	$ *

*	As set forth in Section 6.9(a) of the Agreement.

Comments Regarding Exceptions: See Attached.	BANK USE ONLY
Sincerely,
Received by:
AUTHORIZED SIGNER
SIGNATURE	Date:
Verified:
TITLE		AUTHORIZED SIGNER
Date:
Date	Compliance Status:	Yes No

EXHIBIT C

TRANSACTION REPORT

[TO BE PREPARED BY BANK]